                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT



Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    January 28, 2000
                                                    -----------------

                            STAR GAS PARTNERS, L.P.
                      ----------------------------------
            (Exact name of registrant as specified in its charter)


Delaware                          33-98490                 06-1437793
-----------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)  (IRS Employer
  of incorporation)                                       Identification No.)

2187 Atlantic Street, Stamford, CT                           06902
-----------------------------------------------------------------------------
(Address of principal  executive offices)                 (Zip Code)

Registrant's telephone number, including area code  (203) 328-7300
                                                    --------------


                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.  Other Events

Star Gas Partners, L.P. a Delaware partnership (the "Reporting Person") is filing pursuant to this form 8-K three historical press releases; Star Gas Partners to acquire certain Midwest propane operations and also signs letter of intent to enter deregulated electric and natural gas markets (Released January 28, 2000), Star Gas Partners, L.P. reports fiscal 2000 first quarter results and announces $0.575/unit common unit distribution (Released January 24, 2000) and Star Gas Partners, L.P. reports fiscal 1999 year-end and fourth quarter results (Released December 2, 1999).


JANUARY 28, 2000 PRESS RELEASE
------------------------------

        STAR GAS PARTNERS TO ACQUIRE CERTAIN MIDWEST PROPANE OPERATIONS

   ALSO SIGNS LETTER OF INTENT TO ENTER DEREGULATED ELECTRIC AND NATURAL GAS
                                    MARKETS

STAMFORD, CT (January 28, 2000) -- Star Gas Partners, L.P. ("Star" or the "Partnership") (NYSE: SGU, SGH) today announced the signing of a purchase agreement to acquire certain operations of a privately owned Midwest retail propane distributor, consisting of more than 12.4 million gallons of propane sold annually to over 14,000 customers. More than 75% of this distributor's volume is sold to residential customers. The consummation of this transaction is subject to finalization of financing and certain other conditions.

Separately, Star also announced that the Partnership has signed a letter of intent to invest approximately $8 million to acquire a controlling interest in a privately owned independent marketer of electricity and natural gas. The consummation of this transaction is subject to the signing of a definitive agreement, finalization of financing and other normal closing conditions.

Commenting on these developments, Star Gas Chairman and Chief Executive Officer, Irik P. Sevin stated, "We are of course very pleased with these events. The propane acquisition is very attractive given its relatively large size within our existing marketing areas which should allow for significant operational cost savings. It also is in keeping with our strategy of acquiring distributorships that have a large proportion of residential accounts.

"We are also very excited about the prospect of entering the deregulated sale of electricity and natural gas. Not only do we believe that this business can be profitable, but it fits well with our strategy to sell rationally related products, such as electricity, to our existing customers. In addition, this acquisition gives us an opportunity to extend our installation and equipment servicing expertise to electric and natural gas consumers."

Star Gas Partners, L.P. is a leading distributor of home heating oil and propane and has been an active consolidator in these industries. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 335,000 customers in the Northeast and Mid-Atlantic. Star is the nation's seventh largest retail propane distributor, serving approximately 186,000 customers throughout the Midwest and Northeast.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Company's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included among these risks and uncertainties are the effects of the weather on the Company's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane and home heating oil distribution industries.

JANUARY 24, 2000 PRESS RELEASE
------------------------------

STAR GAS PARTNERS, L.P. REPORTS FISCAL 2000 FIRST QUARTER RESULTS AND ANNOUNCES
                      $0.575/UNIT COMMON UNIT DISTRIBUTION
              PRO FORMA NET INCOME INCREASES 77% TO $0.53 PER UNIT

STAMFORD, CT (January 24, 2000) -- Star Gas Partners, L.P. ("Star") (NYSE: SGU,
SGH), today announced results for the fiscal 2000 first quarter ended December 31, 1999, and declared its minimum quarterly distribution of $0.575/unit on its outstanding common units, payable on February 11, 2000 to unit holders of record February 2, 2000.

On a pro forma basis, including the acquisition of Petroleum Heat and Power Co., Inc. ("Petro") and 9 other propane and home heating oil acquisitions in the first quarter of both fiscal 1999 and 2000, Star's net income rose 75% to $9.3 million, or $0.53 per unit in the fiscal 2000 first quarter, compared to net income of $5.3 million, or $0.30 per unit, in the fiscal 1999 first quarter.

Despite abnormally warm temperatures and a lower than normal agricultural demand during the fall crop drying season in the fiscal 2000 first quarter, Star's pro forma EBITDA grew 24% to $24.5 million due to the strong performance of both its propane and heating oil divisions. The propane division's pro forma EBITDA increased 20% due to higher residential and commercial volumes as well as improved gross profit margins, which more than offset the extremely dry fall crop season's impact on propane sales for agricultural purposes. Residential and commercial volumes increased approximately 7%, due primarily to the division's internal marketing programs as well as temperatures, which while 12% warmer than normal, were slightly colder than last year's first quarter. Gross Profit margins increased $0.025 per gallon, as the division was able to improve those margins despite significantly higher wholesale costs associated with the general increase in propane prices, in an effort to offset the abnormally warm weather.

For the three-month period ended December 31, 1999, the heating oil division's pro forma EBITDA increased approximately 26%, also due to increased volume and gross profit margin improvement, which served to mitigate the effect of unusually warm weather. Home heating oil volume increased approximately 5% due to slightly colder temperatures than in the year-ago quarter, as well as a change in delivery patterns. In addition, Petro's significantly improved operating performance enabled the division to adjust its gross profit margins to higher wholesale home heating oil costs without any discernible impact on Petro's customer base or marketing efforts. In fact, internal marketing performance improved 50% in the first quarter of fiscal 2000, compared to the fiscal 1999 first quarter.

On an historical basis, Star's net income increased from $1.3 million in the fiscal 1999 first quarter, which did not include Petro's results, to $9.4 million in the fiscal 2000 first quarter.

Commenting on these results, Irik P. Sevin, Chairman and Chief Executive Officer said: "We are, of course, very pleased with the performance of both Star divisions. Despite temperatures that were almost 12% warmer than normal in our marketing areas, Star was able to significantly increase all measures of financial performance. The fundamental reasons for this improvement were substantially the same at both divisions. Namely, the Partnership's significantly enhanced operating practices and policies combined with a highly motivated, more enfranchised employee team, enabling us to offset unusually warm weather and high petroleum prices through increased gross profit margin management, without negatively impacting our marketing efforts. This performance also reflects the results of our disciplined acquisition program, which enabled us to purchase nine heating oil and propane companies at what we consider to be very attractive multiples.

"We are pleased that pro forma distributable cash flow covers our annualized minimum quarterly common unit distribution 1.1 times for the 1999 calendar year. While we are pleased with this ratio, given the volatility in weather that has been experienced, the decision was made not to initiate a distribution on Senior Subordinated Units at this time. The Board will reconsider paying a quarterly distribution to the Senior Subordinated Unit holders at next quarter's board meeting."

Star Gas Partners, L.P., is a leading distributor of home heating oil and propane and has been an active consolidator in these industries. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 335,000 customers in the Northeast and Mid-Atlantic. Star is the nation's seventh largest retail propane distributor, serving approximately 186,000 customers throughout the Midwest and Northeast.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Company's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included among these risks and uncertainties are the effects of the weather on the Company's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane and home heating oil distribution industries.

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS) (UNAUDITED)

                                                    HISTORICAL              PRO FORMA
                                                THREE MONTHS ENDED     THREE MONTHS ENDED
                                                   DECEMBER 31             DECEMBER 31
                                               --------------------  -----------------------
                                                  1999       1998    1999 (C)   1998  (B)(C)
                                               ----------  --------  ---------  ------------

Sales                                           $186,886   $30,237   $187,223   $150,712
Costs and expenses:
 Cost of sales                                   117,431    11,978    117,694     88,214
 Operating expenses                               44,983    11,724     45,031     42,670
 Depreciation and amortization                     8,404     3,008      8,450      8,392
 Net gain (loss) on sales of assets                   12        (4)        12        (19)
                                                --------   -------   --------   --------
   Operating income                               16,080     3,523     16,060     11,417

Interest expense, net                              6,473     2,178      6,495      5,887
Amortization of debt discount                        129        45        129        129
                                                --------   -------   --------   --------
   Income before taxes                             9,478     1,300      9,436      5,401
Income tax expense                                   113         6        113         81
                                                --------   -------   --------   --------
   Net income                                      9,365     1,294      9,323      5,320

General Partners' interest in net income             174        26        173         99
                                                --------   -------   --------   --------
Limited Partners' interest in net income        $  9,191   $ 1,268   $  9,150   $  5,221
                                                ========   =======   ========   ========

Basic and diluted net income per
 Limited Partner unit                              $0.53     $0.20      $0.53      $0.30
                                                ========   =======   ========   ========

 Weighted average number of
 Limited Partner units outstanding /(d)/          17,200     6,255     17,200     17,200

                                                       SUPPLEMENTARY UNAUDITED DATA:
                                                       -----------------------------

 Retail propane gallons sold                      32,109    29,400     32,109     32,119
 Home heating oil gallons sold                   103,968         -    104,146     99,072

Distributable Cash Flow:
 EBITDA /(a)/                                   $ 24,472   $ 6,535   $ 24,498   $ 19,828
 Less Interest Expense, net                       (6,473)   (2,178)    (6,495)    (5,887)
  Income Taxes                                      (113)       (6)      (113)       (81)
  Maintenance Capital Expenditures                  (760)     (540)      (760)    (1,438)
                                                --------   -------   --------   --------
Distributable Cash Flow                         $ 17,126   $ 3,811   $ 17,130   $ 12,422
                                                ========   =======   ========   ========

(a) EBITDA is defined as operating income (loss) plus depreciation, amortization, restructuring and corporate identity charges, less net gain
    (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
(b) Pro forma for the effects of the acquisition of Petroleum Heat and Power Co., Inc. on March 26, 1999. For a complete description of this transaction, see page 31 of the partnership's prospectus as filed on March 23, 1999 with the Securities and Exchange Commission.
(c) Pro forma for the effects of three propane acquisitions completed in fiscal 1999, one propane acquisition completed in fiscal 2000, three heating oil acquisitions completed in fiscal 1999 and two heating oil acquisitions completed in fiscal 2000.
(d) Pro forma for the issuance of 10.5 million common units including 9.4 million units issued in connection with the Petro acquisition and 1.1 million common units issued in August 1999.

DECEMBER 2, 1999 PRESS RELEASE
------------------------------

STAR GAS PARTNERS, L.P. REPORTS FISCAL 1999 YEAR-END AND FOURTH QUARTER RESULTS

 PRO FORMA NET INCOME OF 8C PER UNIT IN FISCAL 1999, VERSUS PRO FORMA 15C PER
                          UNIT LOSS IN FISCAL 1998 -

STAMFORD, CT (December 2, 1999) -- Star Gas Partners, L.P. ("Star") (NYSE: SGU,
SGH), today announced results for the 1999 fiscal year and fourth quarter ended September 30, 1999.

For the year ended September 30, 1999, Star's propane division recorded net income of $699,000, compared with a $955,000 net loss for fiscal 1998. On March 26, 1999, Star acquired Petroleum Heat and Power Co., Inc. ("Petro"), whose financial results are included in Star's figures beginning on that date. Petro, like Star, normally incurs a loss during the non-heating season, and from the time of purchase through September 30, 1999, Petro had a net loss of $30.2 million.

On a pro forma basis, accounting for Petro and all other acquisitions for an entire year in both fiscal 1998 and fiscal 1999, Star's 1999 net income was $1.4 million, compared to a $2.7 million net loss in 1998. This represents net income of $.08 per unit, or a $.23 per unit increase over the 1998 loss of $.15 per unit.

Despite the abnormally warm weather throughout fiscal 1999 and a very dry fall crop season, which significantly impacted propane sales in the fiscal first quarter, Star's pro forma EBITDA grew 1.6% from $57.5 million in 1998, to $58.4 million in 1999. This improvement was primarily due to a $2.4 million increase in Petro's heating oil EBITDA resulting from an approximate $1.6 million reduction in expenses associated with the division's operating improvement program, as well as a 1.0c per gallon increase in home heating oil gross profit margins.

In fiscal 1999, Star's propane division's volume increased approximately 1.0% as the Partnership's acquisition program and internal growth more than offset a 35% decline in propane volume to agricultural customers in the fiscal first quarter. However, the propane division's EBITDA declined $1.5 million due to the financial impact of the reduced agricultural sales and increased marketing costs, consisting primarily of employee bonuses, which were earned due to the achievement of 4.5% residential internal growth.

For the 1999 fiscal fourth quarter ended September 30, 1999, which is a non-heating season period in which losses are traditionally sustained, Star's propane division had a net loss of $4.5 million and the heating oil division recorded a seasonal loss of $20.4 million.

On a pro forma basis, including Petro and Star's other acquisitions in fiscal 1998 and 1999, the fourth quarter net loss increased from $30.9 million, or $1.76 per unit in 1998, to $34.6 million, or $1.97 per unit in 1999. This increase was due primarily to a $2.0 million increase in Petro's EBITDA loss resulting from a return to more normal margins during the fourth quarter 1999, compared to the unusually high levels achieved in the comparable 1998 period. The heating oil division's results were also impacted by increased marketing costs which contributed to a significant 40% improvement in the division's marketing performance.

During the 1999 fourth quarter, propane volume increased 3.1% over 1998 levels due to the Partnership's acquisition and internal growth programs. The propane division's larger size, combined with a return to more normal margins and an increase in marketing expenses led to a $1.6 million increase in its seasonal EBITDA loss, compared to the fourth quarter of fiscal 1998.

In commenting on these results, Irik P. Sevin, Chairman and Chief Executive Officer said: "While the exceptionally warm and dry weather in 1999 made the year challenging, our organization can take pride in the way it addressed those issues. In particular, it has been gratifying that since the end of the first quarter, results have approximated our own expectations despite the 10% warmer than normal temperatures experienced during that period. This has been made possible by the significant operating, customer service and marketing improvements made at both the propane and heating oil divisions. These improvements not only enabled us to reduce operating expenses below expected levels, but enhanced customer service provided greater pricing flexibility, enabling us to better manage our gross profit margins. This allowed us to both mitigate the impact of weather as well as adjust to higher wholesale costs.

"While we are encouraged by the progress in our base business, we are also very pleased with our disciplined acquisition program which has resulted in the purchase of eight retail propane and heating oil companies since the Petro transaction. While base business improvements and our acquisition program will hopefully enable the Partnership to continue to progress, we are also exploring ways to capitalize on Star/Petro's account base and improved operating structure to sell other rationally related products and services to our 520,000 customers."

Star Gas Partners, L.P., is a leading distributor of home heating oil and propane and has been an active consolidator in these industries. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 337,000 customers in the Northeast and Mid-Atlantic. Star is the nation's eighth largest retail propane distributor, serving approximately 186,000 customers throughout the Midwest and Northeast.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Company's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included among these risks and uncertainties are the effects of the weather on the Company's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane and home heating oil distribution industries.

(financial tables follow)

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per unit amounts)

                                                              Historical                               Historical
                                                          Three Months Ended                           Year Ended
                                                            September 30,                             September 30,
                                                             (unaudited)                                (audited)
                                               ----------------------------------------  ---------------------------------------
                                                       1999                 1998                1999                1998
                                               -------------------  -------------------  ----------------  ---------------------
Sales                                                    $ 62,590              $15,714          $224,020               $111,685

Costs and expenses:
 Cost of sales                                             46,527                5,772           131,649                 49,498
 Operating expenses                                        36,450               10,581            98,123                 43,281
 Depreciation and amortization                              8,224                2,953            22,713                 11,462
 Net gain (loss) on sales of assets                            13                  (58)              (83)                  (271)
                                                         --------              -------          --------               --------
   Operating income (loss)                                (28,598)              (3,650)          (28,548)                 7,173
Interest expense, net                                       5,675                2,093            15,435                  7,927
Amortization of debt discount                                 129                   41               347                    176
                                                         --------              -------          --------               --------
Income (loss) before taxes                                (34,402)              (5,784)          (44,330)                  (930)

Income tax expense (benefit)                               (9,456)                   6           (14,780)                    25
                                                         --------              -------          --------               --------
   Net income (loss)                                      (24,946)              (5,790)          (29,550)                  (955)

General Partners' interest in net income (loss)              (495)                (116)             (587)                   (19)
                                                         --------              -------          --------               --------
Limited Partners' interest in net income (loss)          $(24,451)             $(5,674)         $(28,963)              $   (936)
                                                         ========              =======          ========               ========
Basic and diluted net income (loss) per
 Limited Partner unit                                      $(1.47)              $(0.91)           $(2.53)                $(0.16)
                                                         ========              =======          ========               ========

Weighted average number of
 Limited Partner units outstanding                         16,581                6,243            11,447                  6,035
                                                         ========              =======          ========               ========

                                                                          SUPPLEMENTARY UNAUDITED DATA:
                                               ---------------------------------------------------------------------------------

 Retail propane gallons sold                               14,533               14,090            99,457                 98,870
 Home heating oil gallons sold                             22,179                    -            74,039                      -

Distributable Cash Flow:
 EBITDA /(a)/                                            $(20,387)             $  (639)         $ (5,752)              $ 18,906
 Less Interest Expense, net                                (5,675)              (2,093)          (15,435)                (7,927)
  Income Taxes /(b)/                                         (122)                  (6)             (166)                   (25)
  Maintenance Capital Expenditures                         (1,440)                (411)           (3,922)                (2,626)
                                                         --------              -------          --------               --------
Distributable Cash Flow                                  $(27,624)             $(3,149)         $(25,275)              $  8,328
                                                         ========              =======          ========               ========

(a) EBITDA is defined as operating income (loss) plus depreciation, amortization, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

(b) Excludes deferred income tax benefit.

                           (pro forma table follows)

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except per unit amounts) (unaudited)

                                                        PRO FORMA                    PRO FORMA
                                                   THREE MONTHS ENDED                YEAR ENDED
                                                      SEPTEMBER 30,                SEPTEMBER 30,
                                               ---------------------------  ----------------------------

                                                   1999(C)     1998(B)(C)     1999(B)(C)   1998(B)(C)(D)
                                               ------------  -------------  -------------  -------------
Sales                                           $ 63,391      $ 59,343       $526,680       $576,467
Costs and expenses:
  Cost of sales                                   46,937        40,763        305,593        354,945
  Operating expenses                              36,784        35,410        162,673        164,005
  Depreciation and amortization                    8,352         8,267         33,593         33,139
  Restructuring and corporate identity charges         -             -              -          3,185
  Net gain (loss) on sales of assets                  13           (47)           (63)           (48)
                                                --------      --------       --------       --------
    Operating income (loss)                      (28,669)      (25,144)        24,758         21,145

Interest expense, net                              5,676         5,622         22,496         22,904
Amortization of debt discount                        129           113            468            453
                                                --------      --------       --------       --------
    Income (loss) before taxes                   (34,474)      (30,879)         1,794         (2,212)
Income tax expense                                   122             6            356            500
                                                --------      --------       --------       --------
    Net income (loss)                            (34,596)      (30,885)         1,438         (2,712)

General Partners' interest in net income (loss)     (643)         (574)            26            (50)
                                                --------      --------       --------       --------

Limited Partners' interest in net income (loss) $(33,953)     $(30,311)      $  1,412       $ (2,662)
                                                ========      ========       ========       ========

Basic and diluted net income (loss) per
 Limited Partner unit                             $(1.97)       $(1.76)         $0.08         $(0.15)
                                                ========      ========       ========       ========

Weighted average number of
  Limited Partner units outstanding /(b)(e)/      17,200        17,200         17,200         17,200

                                                              SUPPLEMENTARY UNAUDITED DATA:
                                                ----------------------------------------------------

  Retail propane gallons sold                     15,318        15,357        104,588        109,184
  Home heating oil gallons sold                   22,199        23,447        340,351        353,404


Distributable Cash Flow:
  EBITDA /(a)/                                  $(20,330)     $(16,830)      $ 58,414       $ 57,517
  Less Interest Expense, net                      (5,676)       (5,622)       (22,496)       (22,904)
   Income Taxes                                     (122)           (6)          (356)          (500)
   Maintenance Capital Expenditures               (1,466)       (1,065)        (5,220)        (6,961)
                                                --------      --------       --------       --------
Distributable Cash Flow                         $(27,594)     $(23,523)      $ 30,342       $ 27,152
                                                ========      ========       ========       ========

(a) EBITDA is defined as operating income (loss) plus depreciation, amortization, restructuring and corporate identity charges, less net gain
    (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
(b) Pro forma for the effects of the acquisition of Petroleum Heat and Power Co., Inc. on March 26, 1999. For a complete description of this transaction, see page 31 of the partnership's prospectus as filed on March 23, 1999 with the Securities and Exchange Commission.
(c) Pro forma for the effects of seven propane acquisitions completed in fiscal 1998, three propane acquisitions completed in fiscal 1999 and three heating oil acquisitions completed in fiscal 1999.
(d) Pro forma for the divestiture of Petro's Hartford, CT operations in November 1997.
(e) Pro forma for the issuance of 10.5 million common units including 9.4 million units issued in connection with the Petro acquisition and 1.1 million common units issued in August 1999.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gas Partners, L.P.
By:  Star Gas LLC (General Partner)


SIGNATURE               TITLE                       DATE
---------               -----                       ----


/s/ Irik P. Sevin       Chairman of the Board and   January 28, 2000
-------------------
Irik P. Sevin           Chief Executive Officer
                        Star Gas LLC
                        (Principal Executive
                         Officer)